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                                                                   EXHIBIT 10.13

             ACCESS TELEVISION NETWORK, INC. AFFILIATION AGREEMENT

     This Agreement made this day of ________________, 199_, by and between _________________ ____________________________________, a
______________________________, with its principal place of business at
____________________________ (hereinafter referred to as "Affiliate") and Access Television Network, Inc., a Delaware corporation, with its principal place of business at 2062 Business Center Drive Irvine, CA 92715 (hereinafter referred to as "Access").

     In consideration of the mutual and several covenants set forth in this Agreement, the parties hereby agree to the following:

ARTICLE 1  DEFINITIONS

As used herein, the following terms shall have the respective meanings stated below.

     1.01 Program Exhibition Inventory. Specifically identifiable times made available on the Cable System for the local insertion and distribution of Paid Programming.

     1.02 Affiliate. The entity that directly or indirectly owns or controls Cable System(s) that utilize Access as its national advertising sales representative for Program Exhibition Inventory.

     1.03 Affiliate Cable Svstem(s). Those Cable Systems listed on Exhibit "A" or hereafter designated by Affiliate to receive the services of Access pursuant to the terms and conditions of this Affiliate Agreement.

     1.04 Affiliate Distributions. Payments made to Affiliate Cable System(s) based on a percentage of Net Advertising Revenues generated by Access on behalf of Affiliate.

     1.05 Cable System. An entity carrying Programming Services for which Program Exhibition Inventory has been made available for sale; a Cable System may consist of more than one franchise and more than one headend, and is usually characterized as a business which serves a geographical area under common management and which sets its own rates for services.

     1.06 Paid Programming. Paid commercial messages of more than two minutes in length, of revenue or non-revenue generating nature.

     1.07 Net Advertising Revenues. Monies collected and/or received by Access either from sponsor's advertising agency of record or directly from the advertiser.

     1.08 Programming Service. Video programming carried by the Cable System under a common network theme, identity, or channel number which includes time periods designated for sales as Paid Programming.

     1.09 Subscriber/Subscribership. For the purposes of this definition, the number of subscribers at any time shall equal the number of active separate billing addresses (excluding commercial accounts) shown at the close of business on such day in the billing records for the tiers of service on the Cable System that include the channel on which the Paid Programming is carried.

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ARTICLE 2  NATURE OF AFFILIATION

     2.01 Purpose. The purpose of this Affiliation is to authorize Access to act as an exclusive national Program Exhibition Inventory sales representative for Affiliate Cable System, to aggregate Program Exhibition Inventory on a number of Cable Systems for simultaneous sale to national advertisers, and to deliver national Paid Programming to the Affiliate Cable Systems in a timely and professional manner.

     2.02 Term of the Affiliation. This Affiliation Agreement shall begin as of the date first written above, and shall continue for five (5) years unless otherwise terminated as provided herein.

ARTICLE 3  AFFILIATE RESPONSIBILITIES

     3.01 Assignment of Program Exhibition Inventory.

          (a) Affiliate hereby assigns to Access the Program Exhibition Inventory as designated by Affiliate and Access from time to time, throughout all dayparts for those Programming Services now or hereafter carried during the term of this Agreement on the Affiliate Cable System(s).

          (b) Affiliate maintains the right to accept or reject any orders for Program Exhibition Time on the basis of availability of time, rates or content of the Paid Programming to be provided by Access. Affiliate shall cause the Affiliate Cable Systems to run such Paid Programming as Affiliate agrees.

          (c) Nothing in this Agreement shall preclude Affiliate from entering into an agreement with Access for the purpose of selling additional Program Exhibition Inventory.

     3.02 Equipment Requirements. Within sixty (60) days of executing this Affiliation Agreement, each Cable System shall provide such assistance as it deems reasonably necessary and appropriate for the installation of the Access equipment in the Cable System's headend(s) which equipment is listed in Exhibit "B" (the "Equipment") of this Affiliation Agreement, and shall be responsible for transporting the signal or video tape delivered by Access to the Equipment, or shall provide for the proper carriage of Paid Programming provided by Access according to the agreed days, times, and schedules set by Affiliate.

     3.03 Installation. Access will be responsible installation of the Equipment which shall be completed by ____________, 19_. Affiliate will fully cooperate with Access in completing such installation. Prior to installation, Access will provide Affiliate with schematic designs and such other assistance as is appropriate for Affiliate to prepare the Cable System for installation of the Equipment.

     3.04 Ownership of Equipment. The Equipment will remain in all respects the property of Access.

     3.05 Technical or Other Difficulties. If, at any time during the term of this Agreement, the signal transmitted by the Equipment is of significantly lower quality than that transmitted on other channels of the Cable System, or if the Equipment causes any technical difficulty in the transmission of programming over such other channels or otherwise interferes with the normal operation of the Cable System, the Affiliate will immediately notify Access and may disconnect the Equipment. Upon such notification, Access shall take reasonable steps to correct the problem and continue. If the equipment appears in any other way not to function as designed, the Affiliate shall promptly notify Access.

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     3.06 Access to Equipment. Throughout the term of this Agreement, Access will have access to the Equipment at reasonable times and on reasonable notice to Affiliate for such maintenance and inspection of the Equipment as Affiliate deems necessary. Affiliate agrees to provide such reasonable assistance as necessary to insure that the Equipment utilized for the playback of Paid Programming is operating so that a quality audio and video signal is maintained similar to the quality of the audio and video signal of the Programming Service.

     3.07 Confidentiality

          (a) Affiliate agrees not to use such technology or know-how except as required under this Agreement and not to duplicate or disclose to others any such technology or know-how (including all schematic diagrams and other information).

          (b) Access agrees that it shall not disclose or use any information regarding Affiliate's business or operations including, without limitation, engineering, marketing, construction, subscriber and operational information and business plans.

          (c) Nothing in this section shall prevent disclosure by Access or Affiliate of information that (i) at the time of such disclosure was generally available to others in the trade, (ii) was in its possession in written or other tangible form before being disclosed to it by the other party or (iii) becomes available to it on a nonconfidential basis from a third party that is not breaching any obligation of confidentiality to the other party. Each party will cause its direct or indirect parents, subsidiaries, affiliates, employees agents and assigns to comply with this
     Section 3.07.

     3.08 Affiliate Representations and Warranties. Affiliate represents and warrants that it is authorized to conduct business in the locations where its Affiliate Cable Systems are providing cable television services. It has in good standing, all necessary authorizations, franchises, permits and licenses of Federal, State and local authorities to conduct their businesses and has taken all necessary corporate or other action to authorize the execution and delivery of the Programming Services subject to this Agreement. Affiliate is duly authorized to bind Affiliate hereto, the Agreement is a valid and binding obligation of Affiliate, enforceable in accordance with its terms, and Affiliate has sufficient legal and practical control over the Affiliate Cable Systems to cause them to provide Program Exhibition Inventory for sale by Access as contemplated by the Agreement.

ARTICLE 4  ACCESS RESPONSIBILITIES

     4.01 Sale of Program Exhibition Inventory. Access shall use its best efforts to sell the Program Exhibition Inventory made available by the Affiliate Cable System(s) pursuant to this Agreement, but its failure to sell any such Program Exhibition Inventory shall not be a breach of this agreement.

     4.02 Delivery of Paid Programming. Access shall transmit or provide to Affiliate Cable System(s) Paid Programming in a professional and timely manner.

     4.03 Billing and Collection. Access shall assume all responsibilities for billing and shall make commercially reasonable efforts to collect for Paid Programming sold by Access.

     4.04 Monthly Revenue Statements. Access shall prepare for and deliver to Affiliate a monthly revenue statement setting forth the amount of Program Exhibition Inventory billed during the previous month. Such statement shall be mailed to Affiliate within fifteen (15) days of the end of the broadcast month.

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     4.05 Access Representations and Warranties.

     (a) Access represents and warrants that the Paid Programming provided by it to the Affiliate Cable System will not contain any material which is obscene, indecent, defamatory or which violates or infringes any property right, any copyright, right of privacy or publicity or literary or dramatic right of any person, provided, however, that such representations and warranties by Access or only as broad as and are only coextensive with those provided to Access by Access's advertising clients.

     (b) Access represents and warrants that it is duly organized and authorized to conduct its business as described in this Agreement. It has, in good standing, all necessary authorizations, permits and licenses of Federal, State and local authorities to conduct its business and has taken all necessary corporate or other action to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding obligation of Access, enforceable against Access in accordance with its terms.

     4.06 Advertising Standards.

          (a) Access shall establish standards for Paid Programming cable cast by affiliate Cable System(s) as a result of this Affiliation Agreement, including standards for prior screening and product verification; Access may refuse carriage of any advertisement which, in the sole opinion of Access, is knowingly deceptive or features products which are offensive, obscene or of questionable taste, although Access shall not be responsible for eliminating any such advertisement.

          (b) Access shall not bind or obligate Affiliate with respect to the terms and conditions of any sale of Paid Programming to which the Affiliate shall have given Access prior written notice of its objection. In addition, Affiliate retains the right to object and refuse to cable cast a Paid Program if in Affiliate's opinion, the Paid Programming would not conform to Affiliate's programming standards and policies in connection with Program Exhibition Inventory or the technical quality of a particular Paid Program.

     4.07 Establishment of Rates. Access, through its General Manager, shall establish rates for the aggregated Program Exhibition Inventory sold to national advertisers pursuant to this Agreement at rates competitive to other advertising media in the same geographical markets. Nothing herein is intended to address or affect the sale of or rates for Program Exhibition Inventory for local insertion on Affiliate Cable System(s) sold by Affiliate outside the scope of this Agreement.

     4.08 Sales Agreements. All Agreements of arrangements made by Access for the sale of Program Exhibition Inventory to clients (the "Sales Agreements") shall be in writing and shall contain provisions stating the following:

          (a) Client shall represent to Access and to Affiliate as a third party beneficiary, that all required consents of third parties have been obtained with respect to any Paid Programming covered by the Sales Agreements and that cable casting of the Paid Programming will not infringe any common law or statutory copyright, right of privacy, trade name, dramatic right, motion picture right, literary right, music performance right, music synchronization right or any other right of any person or entity, and that the Paid Programming will not contain any libelous, slanderous, defamatory or otherwise objectionable material including without limitation, any material that would constitute illegal competition or violation of a trade practice.

          (b) Client shall indemnify and hold harmless Access and Affiliate, its agents employees and affiliates, as third party beneficiaries, from and against any and all damages, claims, costs and expenses (including reasonable attorneys' fees) that may occur by reason of Client's breach of the Sales Agreement or the violation of the protected rights of any third party, or in any other way arising out of the cable casting of the Paid Programming (including the violation of any law, rule or regulation). The Sales Agreement shall provide that this provision shall survive the termination of the Sales Agreement.

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          (c) Affiliate shall not be liable to Client for any failure to cable cast any Paid Programming, whether because of the breakdown of the System or for any other reason. The Sales Agreement shall provide that Client's only remedy upon any failure of Affiliate to cable cast a Paid Program shall be (i) the broadcast of the Paid Programming at another time or (ii) a credit in the amount of the original purchase price of the Program Exhibition Inventory. While Affiliate shall use reasonable care, it shall assume no risk and makes no guarantee, express or implied, regarding the safety of tapes or other materials in Affiliate's possession. In the event of loss or damage of such tapes or materials, Affiliate's liability shall be limited to the replacement cost of unrecorded tape or unexposed film stock.

          (d) Affiliate shall have the right to review all Paid Programming and may refuse to cable cast any Paid Programming for any reason in its sole discretion.

ARTICLE 5  FINANCIAL

     5.01 Affiliate Distributions. (a) For each month in which Paid Programs run on an Affiliate Cable System, Access shall pay to Affiliate an amount equal to the following percentages of the Net Advertising Revenue attributable to the Affiliate Cable System for such month. Such payments shall be made within 15 days of the end of the month in which the Paid Programming was run on Affiliate Cable System, based on the following schedule. The guarantee amount will be determined by multiplying the amounts in this schedule by the number of Subscribers to the Affiliate Cable System for each month in which Paid Programs are run on Affiliate Cable System.

                             Annual
                             Guarantee
   Daypart                   Contribution            Commissions
   -------                   ------------            -----------

  12a -  3a                  $0.1472                     55%
   3a -  6a                  $0.0404                     40%
   6a -  9a                  $0.1299                     50%
   9a - 12p                  $0.2021                     60%
  12p -  3p                  $0.2309                     65%
   3p -  6p                  $0.2497                     65%
   6p -  9p                  $0.2309                     65%
   9p - 12a                  $0.2021                     60%

     (b) At the end of each year, Access Shall pay Affiliate an amount, if any, equal to (i) 100% of the annual guarantee amount computed pursuant to Section
5.01 (a) for each of the preceding twelve months in which Paid Programs ran, less (ii) the sum of all payments made pursuant to Section 5.01 (a) with respect to such preceding twelve months. Such payments shall be made no later than January 15 or each year for the preceding twelve month period ending December 31.

     (c) Affiliation Agreements between all Affiliates and Access shall be substantially identical with respect to all material terms and conditions. If Access enters into any Affiliation Agreement with any cable operation which has fewer Subscribers than Affiliate, under which such other cable operation receives material terms and conditions which are more favorable than those specified in this Agreement, Access shall promptly notify Affiliate of such other Affiliation Agreement and Affiliate shall be entitled to such terms and conditions for so long as such terms and conditions are given to other such cable operator or until the end of the term, whichever is earlier, provided that Affiliate agrees to be bound by all the terms of the other Affiliate Agreement throughout the term.

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     5.02 Commissions on Outbound Sales. Access shall pay to Affiliate an amount equal to 20% of the net advertising revenue collected by Access with respect to Paid Programs run on Affiliate Cable Systems of Access for which the Affiliate's local sales staff generated the sale. Payments pursuant to this Section 5.02 shall be made no later than the 15th day of the month following the receipt of the revenue for such Paid Programs.

     5.03 Local Programming Insertion. Access shall provide to the Affiliate no less than 15% of the program hours allocated by the Affiliate to Access for the insertion of local paid programming into Access' local feed. Affiliate shall be entitled to collect and retain all of the advertising revenues generated by such inserted local programming and release Access from any and all liability with respect to any such local programs run by Affiliate.

     5.04 Limitations of Financial Liabilities. Access shall not be liable for, and Affiliate shall pay and forever hold Access harmless from any and all sales, use, excise, income, franchise, corporate or similar tax (including without limitation, any fees payable to local or state franchising authorities) and any other charges which are or may be imposed or assessed against the Affiliate Cable System(s) or which are based upon or measured by Affiliate pursuant to this agreement (including, without limitation, any fees payable to local or state franchising authorities).

ARTICLE 6  MISCELLANEOUS

     6.01 Notices. All notices provided for in the agreement shall be in writing, sent by registered or certified mail, by overnight express, or personal delivery, postage prepaid, to Access and Affiliate at the addresses set forth at the beginning of this Agreement, unless otherwise notified in writing.

     6.02 Right to Amend Agreement. This Agreement may be amended or added to at any time only with the written consent of both parties.

     6.03 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

     6.04 Agreement Binding on Successors. This Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties, except to the extent of any contrary provision in this Agreement.

     6.05 Indemnification.

          (a) Each party hereto shall indemnify and forever hold harmless the other, its successors and assigns, for, from and against any claim, loss or damage, cost or expense (including without limitation, reasonable attorney's fees), resulting from any misrepresentation made by each or any breach or alleged breach by it of any representation or warranty or any other provision of this Agreement.

          (b) In any case in which indemnification is being sought hereunder, the Party seeking indemnification shall afford the Indemnifying Party the opportunity of controlling the litigation, settlement or other disposition of such claim. The Indemnified Party shall fully cooperate with the Indemnifying Party in connection with such litigation, settlement or other disposition.

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     6.06 Attomey's Fees. Should any litigation or arbitration be commenced between or among the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to such reasonable sums as have actually been paid as and for their or its attorney's fees, costs of suit, witness fees and other costs, disbursements and expenses reasonably incurred in preparation of litigation or arbitration which shall be determined by the court in such litigation or arbitration in such arbitration or in a separate action brought for that purpose.

     6.07 Force Majeure. No party to this Agreement shall have any claims against the other for failure to provide or exhibit any Paid Program provided such failure is a result of Acts of God or such other unforeseeable occurrence(s) and/or outside the control of Access or the Affiliate and provided further that if such an event should occur, the party experiencing the failure shall immediately notify the other party and shall take corrective action at the first opportunity.

     6.08 Relationship Between Parties. This is an Agreement for exclusive representation for the sale of Program Exhibition Inventory. No provision or provisions of the Agreement expressed or implied shall be construed to create a legal partnership, joint venture, or other business entity among the parties hereto. For the purposes herein, Access shall be treated as a corporation, Affiliate agrees that it shall have its sole recourse against Access as an entity, and not against Access's individual partners or their respective assets either jointly or severally.

     6.09 Termination.

          (a) If either party hereto should file a petition for bankruptcy, or shall become insolvent, reorganized, or make any assignment for the benefit of creditors, or make any arrangement to be subject to any other proceeding under the bankruptcy laws of the United States, or the bankruptcy or insolvency laws of any state, then the other party shall, at its option, have the right to terminate this Agreement upon thirty (30) days' written notice and the other party's obligation hereunder shall cease thirty (30) days from the date of such notice. In the event of a material breach of this Agreement, by either party, the other party shall have the right upon ten (10) days' written notice, to terminate this Agreement and all obligations hereunder shall cease ten (10) days after the date of such notice, other than Access's obligation to pay and provide access to books and records. If at any time the revenues from this Agreement are not up to Affiliate's reasonable expectations, Affiliate can terminate this Agreement upon ninety (90) days' written notice and the other parties' obligations hereunder shall cease other than the obligation to pay and provide access to books and records

          (b) Either party shall be entitled to terminate this Agreement with or without cause upon 30 days written notice to the other at the address(s) contained herein.

     6.10 Most Favored Nation. Affiliation Agreements between all Affiliates and Access shall be substantially identical with respect to all material terms and conditions. If Access enters into any Affiliation Agreement with any cable operator which has fewer Subscribers than Affiliate, under which such other cable operator receives material terms and conditions which are more favorable than those specified in this Agreement, Access shall promptly notify Affiliate of such other Affiliation Agreement and Affiliate shall be entitled to such terms and conditions for so long as such terms and conditions are given to other such cable operator or until the end of the terms, whichever is earlier, provided that Affiliate agrees to be bound by all the terms of the other Affiliate Agreement throughout the term.

     6.11 Entire Agreement. This instrument contains the entire agreement of the parties relating to the rights granted and obligations assumed in this instrument, and supersedes any and all prior Affiliation or other Agreements between the parties on the subject matter. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Affiliation
Agreement on the date first stated above.

                                   ACCESS TELEVISION NETWORK, INC.

                                   By:
                                       ----------------------------------
                                       William H. Bernard, President

                                   AFFILIATE

                                   --------------------------------------

                                   By:
                                       ----------------------------------

                                   Name:
                                         --------------------------------

                                   Title:
                                          -------------------------------

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